EXHIBIT 10.10

AMENDMENT NO. 2 TO WARRANT AGREEMENT

This Amendment No. 2 (this “Amendment No. 2”) is entered into as of the 1st day of February, 2016, by Business First Bancshares, Inc., a Louisiana corporation (the “Company”), in favor of the individual set forth on the signature page attached hereto (the “Holder”) as follows:

WHEREAS, the Holder is the holder of a Warrant Certificate (the “Warrant”) issued pursuant to that certain Warrant Agreement, dated as of July 17, 2006 (as amended, the “Warrant Agreement”), that entitles the Holder to purchase a number of shares of common stock of the Company at an exercise price of $10.00 per share;

WHEREAS, the terms of the Warrant provide, in part, that the Warrant will expire upon the 10th anniversary of the date the Warrant was first issued to Holder (the “Expiration Time”);

WHEREAS, the Company and the Holder desire to amend the Warrant to extend the Expiration Time, however, because the Warrant is currently in-the-money and any extension would likely cause certain compliance issues under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company and the Holder desire to amend the Warrant to comply with Section 409A;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, the Company and Holder agree as follows:

1. Expiration Time. Section 3(a) of the Warrant Agreement and the third paragraph of the Warrant are hereby amended to provide that the Expiration Time shall be the earlier of: (i) February 2, 2019, and (ii) the date provided in Section 3(b) of the Warrant Agreement.

2. Exercise of Warrants. Section 4(a) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

(a) The purchase price per Share to be paid by a Holder for Shares subject to the Warrants shall be $10.00, subject to adjustment as set forth in Section 11 of this Agreement (the Exercise Price). Subject to Section 4(b) below, a Holder must exercise the Warrants subject to this Agreement upon the earlier of the following or the Warrant shall automatically and unilaterally terminate: (i) immediately prior to the Expiration Time, (ii) a Change in Control of the Company or the Bank, (iii) the Holder’s death, (iv) the Holder becoming “disabled,” and (v) the Holder incurring a “separation from service” from the Company or the Bank (if the Holder is an employee of the Company or the Bank). For purposes of this Section 4(a), if the fair market value of the Company’s common stock as of the earlier of subsections 4(a)(i)-(v) is greater than $10.00, then, and notwithstanding anything in the Warrant to the contrary, an exercise shall be presumed for the full amount of the shares subject to the Warrant and shall be exercised automatically without any affirmative action by the Holder. Upon any such exercise, Holder shall deliver to the Secretary of the Company (A) the Warrant Certificate and (B) a check for the full amount of the aggregate Exercise Price of the Shares being acquired. For purposes of this Section 4(a):

(1) The term “disabled” shall mean the earlier of: (i) Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) Holder is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, the Bank or their respective affiliate; (iii) Holder is determined to be disabled by the Social Security Administration; and (iv) Holder is determined to be disabled in accordance with a disability insurance program sponsored by the Company, the Bank or their respective affiliate. Whether Holder is disabled shall be determined by the Company in its sole and absolute discretion. Additionally, and notwithstanding the foregoing, Holder shall not be considered to have incurred a disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its sole discretion.

(2) The term “separation from service” shall mean as such term is defined in Treasury Regulation Section 1.409A-1(h).

(3) Application of Section 409A. A new Section 15 shall be added to the Warrant Agreement as follows:

(15) Application of Section 409A. The Warrant, as amended by this Amendment No. 2, is intended to comply with Section 409A and shall at all times be interpreted in a manner that is consistent with Section 409A. Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) as a distribution following a separation from service of a specified employee (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the earlier of: (i) 10 days after the expiration of the 6-month period following such separation from service, (ii) death or (iii) such earlier date that complies with Section 409A. Each payment that Holder may receive under the Warrant shall be treated as a “separate payment” for purposes of Section 409A.

(4) Effect on the Warrant Agreement. Except as provided by this Amendment No. 2, all other terms of the Warrant Agreement, as amended by Amendment No.1, and the Warrant shall remain in full force and effect.

(5) Effective Date of this Amendment No. 2. This Amendment No. 2 shall become effective as of February 1, 2016.

IN WITNESS WHEREOF, the Company (by its duly authorized officer) and Holder have executed effective as of the date set forth above.

BUSINESS FIRST BANCSHARES, INC.	HOLDER:

/s/ David R. Melville, III	Signature:
David R. Melville, III
President and Chief Executive Officer	Print Name: